Exhibit 99.1

For Release:	Immediately

Contact:	Media—
	Lorrie Paul Crum, VP—Corp. Communications	216/896-2750	After hours: 330/666-4196
lcrum@parker.com

Financial Analysts—
	Pamela Huggins, VP & Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH—NYSE

PARKER EARNS 48 CENTS FOR THE QUARTER WITH IMPROVING TREND IN OPERATING MARGINS

Cleveland, Ohio: October 15, 2003—Parker Hannifin Corporation (NYSE: PH) today reported net income for the fiscal first quarter ended September 30, 2003 of $56.7 million, or 48 cents per diluted share, compared with last year’s quarterly net income of $61 million, or 52 cents per diluted share. Quarterly sales remained flat at $1.59 billion, reflecting a favorable currency effect which offset lower unit volume. Realignment costs reduced earnings by four cents per diluted share this year, and one cent per diluted share last year.

Operating Results

With no recovery in industrial, mobile and aerospace demand, few of the company’s operating units recorded year-over-year growth, yet all marked sequential improvements in operating margin.

“Our hard work is steadily paying off,” said Parker CEO Don Washkewicz. “We have yet to see a sustained positive trend in order rates. We’re implementing the Win Strategy throughout the company to build long-term earning power and enhanced cash flows from operations. Division by division, it is working. “

In the North American Industrial units, first-quarter operating income was $46.6 million on $685.3 million in sales, for an operating margin of 6.8 percent.

In the International Industrial businesses, first-quarter operating income was $31.3 million on sales of $422.1 million, for an operating margin of 7.4 percent.

In the company’s Climate & Industrial Controls unit (previously included in the “Other” category), first-quarter operating income was $17.5 million on sales of $156 million, for an operating margin of 11.2 percent.

Parker Aerospace generated first-quarter operating income of $34 million on sales of $266.8 million, for an operating margin of 12.7 percent.

In the “Other” segment, comprised of Wynn Specialty Chemicals and Astron metal buildings, quarterly operating income was $5.7 million on $56.7 million in sales, for an operating margin of 10.1 percent.

The company posted another strong quarter of cash generated from operations. “We’re extremely focused on consistent margin improvement and sustaining robust cash flow to invest in growth. This year, we’re using new incentives to strengthen organic growth in high potential markets, which we believe will advance the quality of our earnings in the future,” said Washkewicz.

Outlook

Noting no change in its fiscal-year 2004 outlook, the company said it expects sales to grow marginally, while further improvement in year-over-year operating margins is expected for every segment except Aerospace. For the purpose of planning, Parker assumed no economic recovery during the year, but noted that the company’s international results were bolstered by increasing demand in Asia and Latin America.

In addition to the information provided herein, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at www.phstock.com.

With annual sales exceeding $6 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 45,000 people in 44 countries around the world. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal first-quarter results is available to all interested parties via live webcast at 10 a.m. ET, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users may also complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment projections. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION—SEPTEMBER 30, 2003

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2003	2002
Net sales	$1,586,918	$1,585,904
Cost of sales	1,298,776	1,299,890

Gross profit	288,142	286,014
Selling, general and administrative expenses	180,204	176,255
Other income (deductions):
Interest expense	(21,780)	(19,694)
Interest and other (expense) income, net	(1,545)	1,626

	(23,325)	(18,068)

Income before income taxes	84,613	91,691
Income taxes	27,922	30,716

Net income	$56,691	$60,975

Earnings per share:
Basic earnings per share	$.48	$.52

Diluted earnings per share	$.48	$.52

Average shares outstanding during period—Basic	116,903,693	116,232,630
Average shares outstanding during period—Diluted	117,769,743	116,607,735

Cash dividends per common share	$.19	$.18

BUSINESS SEGMENT INFORMATION BY INDUSTRY

	Three Months Ended September 30,
(Dollars in thousands)	2003	2002
Net sales
Industrial:
North America	$685,341	$727,577
International	422,058	365,659
Aerospace	266,833	277,321
Climate & Industrial Controls	155,950	164,738
Other	56,736	50,609

Total	$1,586,918	$1,585,904

Segment operating income
Industrial:
North America	$46,607	$51,045
International	31,299	26,646
Aerospace	33,955	42,533
Climate & Industrial Controls	17,514	15,012
Other	5,734	3,832

Total segment operating income	$135,109	$139,068
Corporate general and administrative expenses	22,962	20,098

Income from operations before interest expense and other	112,147	118,970
Interest expense	21,780	19,694
Other expense	5,754	7,585

Income before income taxes	$84,613	$91,691

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED BALANCE SHEET

(Dollars in thousands) September 30,	2003	2002
Assets
Current assets:
Cash and cash equivalents	$205,409	$45,730
Accounts receivable, net	967,866	945,861
Inventories	991,306	1,046,342
Prepaid expenses	38,876	44,998
Deferred income taxes	102,498	80,386

Total current assets	2,305,955	2,163,317
Plant and equipment, net	1,632,563	1,681,958
Goodwill	1,113,603	1,063,925
Intangible assets, net	57,765	58,487
Other assets	772,706	658,730

Total assets	$5,882,592	$5,626,417

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$289,041	$453,130
Accounts payable	415,380	413,912
Accrued liabilities	466,453	418,725
Accrued domestic and foreign taxes	85,489	51,372

Total current liabilities	1,256,363	1,337,139
Long-term debt	956,356	955,312
Pensions and other postretirement benefits	922,768	502,289
Deferred income taxes	16,975	89,603
Other liabilities	142,269	128,916
Shareholders’ equity	2,587,861	2,613,158

Total liabilities and shareholders’ equity	$5,882,592	$5,626,417

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended September 30,
(Dollars in thousands)	2003	2002
Cash flows from operating activities:
Net income	$56,691	$60,975
Depreciation and amortization	63,379	64,073
Net change in receivables, inventories, and trade payables	26,469	26,822
Net change in other assets and liabilities	2,984	(22,282)
Other, net	(5,491)	15,565

Net cash provided by operating activities	144,032	145,153

Cash flows from investing activities:
Acquisitions (less cash acquired of $8 in 2002)	—	(1,987)
Capital expenditures	(36,799)	(38,614)
Other, net	5,222	4,933

Net cash (used in) investing activities	(31,577)	(35,668)

Cash flows from financing activities:
Net proceeds from common share activity	13,668	845
Net (payments of) debt	(145,647)	(90,214)
Dividends	(22,131)	(20,842)

Net cash (used in) financing activities	(154,110)	(110,211)

Effect of exchange rate changes on cash	1,214	72

Net decrease in cash and cash equivalents	(40,441)	(654)
Cash and cash equivalents at beginning of period	245,850	46,384

Cash and cash equivalents at end of period	$205,409	$45,730

BUSINESS SEGMENT INFORMATION BY INDUSTRY

Restated for New Segment Presentation

Fiscal Year 2003

(Dollars in thousands)	09/30/2002	12/31/2002	03/31/2003	06/30/2003	Total FY2003
Net sales
Industrial:
North America	$727,577	$669,905	$727,060	$716,086	$2,840,628
International	365,659	373,921	416,434	428,429	1,584,443
Aerospace	277,321	275,400	280,020	276,825	1,109,566
Climate & Industrial Controls	164,738	144,403	175,132	181,356	665,629
Other	50,609	53,572	48,198	57,965	210,344

Total	$1,585,904	$1,517,201	$1,646,844	$1,660,661	$6,410,610

Segment operating income
Industrial:
North America	$51,045	$27,423	$42,166	$34,624	$155,258
International	26,646	22,321	23,852	23,482	96,301
Aerospace	42,533	42,651	38,140	33,971	157,295
Climate & Industrial Controls	15,012	9,965	19,409	19,055	63,441
Other	3,832	2,480	630	4,642	11,584

Total segment operating income	139,068	104,840	124,197	115,774	483,879
Corporate general and administrative expenses	20,098	19,395	22,662	17,992	80,147

Income from operations before interest expense and other	118,970	85,445	101,535	97,782	403,732
Interest expense	19,694	19,356	20,349	22,162	81,561
Other expense	7,585	8,043	7,230	1,931	24,789

Income before income taxes	$91,691	$58,046	$73,956	$73,689	$297,382

The above schedule restates fiscal 2003 segment results to reflect the Climate & Industrial Controls business as a separate segment.

The Climate & Industrial Controls business was previsouly included in the Other Segment.